Exhibit 99.2
February 28, 1996

Deloitte & Touche LLP
50 South Main Street
Suite 1800
Salt Lake City, Utah 84144

In connection with your examination relating to our assertion that First Security Bank of Idaho, N.A. and First Security Bank of Utah, N.A. (jointly the "Company") has complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of December 31, 1995 and for the period
 July 31, 1995 (date of formation) to December 31, 1995 for the First Security Auto Grantor Trust 1995-A (the Auto Loan Pool), for the purpose of expressing an opinion as to whether our assertion is fairly stated, we make the following representations, to the best of our knowledge and belief, as of the date of this letter:
1. We are responsible for the representations made herein and the appropriateness of the measurement and disclosure criteria on which they are based.

2. We are responsible for establishing and maintaining an effective internal control structure over compliance with the minimum servicing standards.

3. We have made available all significant information that is relevant to your examination related to our compliance with the standards in the USAP, as applicable to the Auto Loan Pool.

4. We have performed an evaluation of the Company's compliance with the minimum servicing standards in the USAP, as applicable to the Auto Loan Pool.

5. There are no instances of noncompliance with the standards in the USAP as applicable to the Auto Loan Pool.

6. We have disclosed to you all communications that we received from regulatory agencies, secondary market agencies, and investors that relate to compliance with the Company's servicing agreements.

7. The data files provided to Lewtan are complete and accurate and include all activity affecting the Auto Loan Pool for the respective periods.

8. All transfers from the Company's operating accounts to the Trustee were in accordance with the applicable agreements and in agreement with the Lewtan reports.

9. There have been no instances of noncompliance subsequent to the date of this letter.

10. For the period from July 31, 1995 to December 31, 1995, the Company has complied with the minimum servicing standards set forth in the USAP.


February 28, 1996

(Signed)
____________________________________________
Gayle Nye,
Senior Vice President and Manager
  Small Business and Consumer Loan Servicing



February 28, 1996

(Signed)
____________________________________________
Sharlene Hill,
Assistant Vice President
  Comptroller's Department